                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                                               SEC File Number: 30536
                                               CIK: 0001082594


                           NOTIFICATION OF LATE FILING


(Check One):   [_] Form 10-K    [_] Form 20-F    [_] Form 11-K    [X] Form 10-Q
               [_] Form N-SAR

               For Fiscal Quarter Ended: September 30, 2000

     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR
          For the Transition Period Ended:________________________

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

________________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

PART I -- REGISTRANT INFORMATION

FoneCash, Inc.
________________________________________________________________________________
Full Name of Registrant



________________________________________________________________________________
Former Name if Applicable


90 Park Avenue, Suite 1700
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)


New York, NY 10016
________________________________________________________________________________
City, State and Zip Code



                        PART II -- RULE 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons described in reasonable detail in Part III of this
     |         form could not be eliminated without unreasonable effort or
     |         expense;
     |
     |    (b)  The subject annual report, semi-annual report, transition report
     |         on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion
[X]  |         thereof, will be filed on or before the fifteenth calendar day
     |         following the prescribed due date; or the subject quarterly
     |         report of transition report on Form 10-Q, or portion thereof will
     |         be filed on or before the fifth calendar day following the
     |         prescribed due date; and
     |
     |    (c)  The accountant's statement or other exhibit required by Rule
     |         12b-25(c) has been attached if applicable.


                              PART III -- NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

          President and CFO were overseas and out of the country for four weeks pursuing business in Asia and were unexpectedly delayed.

     [The Company is current with respect to all prior "reporting requirements" and is diligently endeavoring to complete its report on Form 10-Q in as expeditious a manner as possible in light of the circumstances described above.]

     The Company, therefore, intends to file its Form 10-Q for the three months ended September 30, 2000 as soon as practicable, but no later than 5 calendar days following the prescribed due date as indicated in Part II(b) of the Form 12b-25.

                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Daniel E. Charboneau                          (212) 984-0641
     ---------------------------------------------------------------------------
                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     FONECASH, INC. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  November 13, 2000       By:  /s/ Daniel E. Charboneau
                                  -------------------------------------
                                  Daniel E. Charboneau
                                  (Principal Financial and Accounting Officer)